Exhibit 23(a)


        Consent of Independent Certified Public Accountants


The Board of Directors
IWC Resources Corporation:


We consent to incorporation by reference in the Registration Statement on Form S-3 of IWC Resources Corporation of our report dated January 26, 1995, relating to the consolidated balance sheets of IWC Resources Corporation and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of earnings, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1994, which report appears in the 1994 Annual Report to Shareholders and has been incorporated by reference in the December 31, 1994 annual report on Form 10-K of IWC Resources Corporation, and to the reference to our firm under the heading "Experts" in the prospectus. Our report refers to a change in accounting for income taxes and postretirement benefits other than pensions.


/s/ KPMG Peat Marwick LLP

KPMG Peat Marwick LLP
Indianapolis, Indiana
December 28, 1995